UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO. ________________)*

                               UNIONBANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    908908106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
                                  Date of Event

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]   Rule 13d-1(b)
[ ]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2/92)

-----------------------                                  -----------------------
CUSIP NO. 908908106                   13G                   PAGE 2 OF 6 PAGES
-----------------------                                  -----------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
              UnionBancorp, Inc. Employee Stock Ownership Plan

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)[ ]
                                                         (b)[ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY


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   4    CITIZENSHIP OR PLACE OF ORGANIZATION
              Illinois

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     NUMBER OF       5   SOLE VOTING POWER
      SHARES                   34,206 shares
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
      PERSON
       WITH
                    ------------------------------------------------------------
                     6   SHARED VOTING POWER
                               469,459 shares

                    ------------------------------------------------------------
                     7   SOLE DISPOSITIVE POWER
                               34,306 shares

                    ------------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER
                               none

--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              503,665 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              12.7%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
              EP

-------------------------------------------------------------------------------

                               Page 2 of 6 pages

            STATEMENT CONTAINING INFORMATION REQUIRED BY SCHEDULE 13G


ITEM 1.

      (a)   NAME OF ISSUER
              UnionBancorp, Inc

      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
              122 West Madison Street
              Ottawa, Illinois 61350

ITEM 2.

      (a)   NAME OF PERSON FILING
              UnionBancorp, Inc. Employee Stock Ownership Plan

      (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE UnionBancorp, Inc. Employee Stock Ownership Plan
              Trustee - UnionBank
              122 West Madison Street
              Ottawa, Illinois 61350

      (c)   CITIZENSHIP
            Delaware

      (d)   TITLE OF CLASS OF SECURITIES
            Common Stock

      (e)   CUSIP NUMBER
            908908106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ]  Broker or dealer registered under Section 15 of the Act

            (b) [ ]  Bank as defined in Section 3(a)(6) of the Act

            (c) [ ]  Insurance company as defined in Section 3(a)(19) of the Act

            (d) [ ] Investment company registered under Section 8 of the Investment
                     Company Act of 1940

            (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)

                               Page 3 of 6 pages

            (f) [X] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F)

            (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G)

            (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

            (j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

ITEM 4.     OWNERSHIP

      (a)   AMOUNT BENEFICIALLY OWNED
            503,665 shares

      (b)   PERCENT OF CLASS
            12.7%

      (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                  34,206 shares

            (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                  469,459 shares

            (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                  34,206 shares

            (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF none

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            N/A

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
            N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            N/A

                               Page 4 of 6 pages

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
            N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP
            N/A

ITEM 10.    CERTIFICATION

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]


                               Page 5 of 6 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Date:  February 13, 2001


                                    UNIONBANCORP, INC. EMPLOYEE STOCK
                                    OWNERSHIP PLAN

                                          BY:   UNIONBANK, its trustee

                                                /s/ Jimmie D. Lansford
                                                ------------------------------
                                                Jimmie D. Lansford
                                                Chairman


                               Page 6 of 6 pages